The Target Portfolio Trust
For the semi-annual period ended 10/31/10
File number 811-07064


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust - Target Small Cap
Value Portfolio

1.   Name of Issuer:  Pennsylvania Real Estate Investment Company

2.   Date of Purchase:  May 4, 2010

3.   Number of Securities Purchased:  9,000,000

4.   Dollar Amount of Purchase:  $146,250,000

5.   Price Per Unit:  $16.25

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Citigroup Global Markets

7. Other Members of the Underwriting Syndicate: Merrill Lynch, Pierce, Fenner & smith Incorporated, Citigroup global markets Inc. Wells Fargo Securities, LLC, J.P. Morgan Securities Inc., Piper Jaffray & Co., PNC Capital Markets LLC, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, TD Securities (USA) LLC